Exhibit 10.119

CALIBER HOME LOANS, INC. 1525 S Belt Line Rd. Coppell, Texas 75019	LSF PICKENS HOLDINGS, LLC 2711 N. Haskell Ave., Ste. 1700 Dallas, Texas 75201

October 19, 2020

Sanjiv Das

Re:

Employment Agreement dated as of February 8, 2016 (as amended, supplemented, restated, or otherwise modified as of the date hereof, the “Employment Agreement”) by and between Sanjiv Das and Caliber Home Loans, Inc. (the “Company”); the Letter Agreement dated as of February 8, 2016 (as amended, supplemented, restated, or otherwise modified as of the date hereof, the “LTIP Agreement”) by and between Sanjiv Das and LSF6 Mid-Servicer Holdings, LLC (which has been assigned to LSF Pickens Holdings, LLC (“Parent”)); and the Letter Agreement dated as of March 13, 2018 (as amended, supplemented, restated, or otherwise modified as of the date hereof, the “Amendment Agreement”) by and between Sanjiv Das, the Company and LSF6 Mid-Servicer Holdings, LLC.

Mr. Das:

Reference is hereby made to each of the Employment Agreement, the LTIP Agreement and the Amendment Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Employment Agreement or the LTIP Agreement, as applicable.

By your execution of this letter agreement (this “Letter Agreement”) where indicated below, you, the Company and Parent hereby agree as follows:

1.	The Amendment Agreement shall be terminated in its entirety and be of no further force and effect as of the date hereof.

2.

Effective upon the consummation of a firm commitment underwritten initial public offering of the equity interests of Caliber (the “IPO”), Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a rate of $1,000,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, and shall be subject to review from time to time as determined by the Board or a committee thereof (the “Base Salary”); provided, however, that the Base Salary shall not be reduced without the Executive’s express written advance approval.”

3.	Effective upon the consummation of the IPO, Section 3(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(b) Annual Bonus. During each calendar year of the Employment Period, the Executive shall be eligible to earn an annual cash performance bonus with a target bonus amount equal to (i) for the 2020 calendar year, $10,000,000 and (ii) for each calendar year thereafter, 250% of the Executive’s annual Base Salary (as applicable, the “Performance Bonus”), in each case, based on attainment of certain performance criteria established by the Board or a committee thereof in consultation with the Executive. Any Performance Bonus shall be paid to the Executive in accordance with the Company’s standard practice, subject to the Executive’s continued employment with the Company through the date of actual payment, which, unless otherwise stated in Section 5, is a condition to payment hereunder.”

4.	Effective upon the consummation of the IPO, Section 3(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(c) Annual Equity Awards. During each calendar year of the Employment Period beginning in 2021, the Executive shall be recommended for an annual equity grant with a target grant date value of $4,500,000 (each, an “Equity Award”) under the Caliber Home Loans, Inc. 2020 Stock Incentive Plan (or such successor plan as in effect from time to time, the “Stock Incentive Plan”). Each Equity Award will be subject to approval by the Board or a committee thereof and subject to the terms and conditions set forth in the Stock Incentive Plan and an award agreement issued thereunder.”

5.	Section 3(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(d) Reserved.”

6.	Effective upon the consummation of the IPO, Section 5(c)(3) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(3) pay to the Executive an amount equal one and one-half (1.5) times the sum of (A) the Base Salary and (B) the target Performance Bonus for the calendar year in which the Date of Termination occurs (provided, that if the Date of Termination occurs in 2020, the target Performance Bonus for purposes of this clause (B) shall be 250% of the Executive’s annual Base Salary), which amount shall be paid in substantially equal installments in accordance with the Company’s regular payroll practices over a period of eighteen (18) months following the Date of Termination.”

7.	Effective upon the consummation of the IPO, the paragraph titled Vesting under the LTIP Agreement is hereby amended and restated in its entirety as follows:

“Vesting. As of the date hereof, this Award is vested as to 100% of the value of any Incentive Bonus that may be earned hereunder. Notwithstanding the foregoing, you shall forfeit all rights to payment hereunder immediately upon your termination of employment by Caliber for Cause.”

8.	Effective upon the consummation of the IPO, the paragraph titled Sunset under the LTIP Agreement is hereby amended and restated in its entirety as follows:

“Sunset. Notwithstanding the vested status of any portion of this Award, you shall immediately forfeit all rights to payments hereunder on the later of: (i) the eighth anniversary of the consummation of a firm commitment underwritten initial public offering of the equity interests of Caliber or (ii) the date of your termination of employment with Caliber for any reason.”

9.

Effective upon the IPO, you will receive an award of restricted stock units under the Stock Incentive Plan with a grant date value of $10,000,000. Such grant shall be subject to the terms and conditions set forth in the Stock Incentive Plan and the award agreement issued thereunder.

10.

In the event that the IPO does not occur on or prior to March 21, 2021, this Letter Agreement shall be void ab initio, and of no force or effect. For the avoidance of doubt, in such event the Amendment Agreement shall be reinstated effective as of the date hereof.

11.	Except as expressly amended hereby, the Employment Agreement and LTIP Agreement shall remain in full force and effect and each is specifically ratified and reaffirmed.

12.	Sections 7-11, 13, 14 and 17-19 of the Employment Agreement shall apply to this Letter Agreement as if set forth herein.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby have executed this Letter Agreement, effective as of the date first set forth above.

EXECUTIVE

/s/ Sanjiv Das
Sanjiv Das

CALIBER HOME LOANS, INC.

By:	/s/ Gregory Smallwood

Name:	Gregory Smallwood
Title:	Executive Vice President, General Counsel

LSF PICKENS HOLDINGS LLC

By:	/s/ Rafael Colorado

Name:	Rafael Colorado
Title:	President

SIGNATURE PAGE TO

LETTER AGREEMENT